Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC PROMOTES LAWRENCE PRIOR TO COO

(SAN DIEGO and MCLEAN, Va.) September 6, 2007 – Science Applications International Corporation [NYSE: SAI] announced today that Lawrence B. Prior III, president of SAIC’s Intelligence, Security and Technology Group, is the company’s new chief operating officer, effective October 1, 2007.

“Larry has the broad background of business success needed for the job, and the enormous head start afforded by his knowledge of our culture and his leadership of our largest group. Larry knows how to help SAIC succeed,” Chairman and CEO Ken Dahlberg said. “He will keep our focus on business fundamentals and execution as we accelerate revenue growth, improve margins, and deploy our capital wisely – the goals we set out in our initial public offering.”

In accepting the position, Prior said, “I look forward to working with Ken and the SAIC leadership team to improve the company’s operational performance. My priorities are clear. We will strive to improve both top- and bottom-line growth as we cut overhead costs and improve margins as we enter new markets and increase our share in the existing markets we serve. We can only accomplish these goals with a continued commitment to our talented employee owners. We will continue to focus on recruiting, retaining and growing this talented team of 44,000 employees that is so critical to delivering innovative solutions to our customers.

“I share the passion and commitment our group presidents and general managers have to provide the mission-critical science, engineering and operational acumen so essential to solving the great challenges of the future,” Prior said.

Prior has a strong background in financial controls and functions. Most recently at SAIC, he has taken leadership roles in connection with the company’s initial public offering (IPO), global acquisition activity, and establishment of strategic alliances. Prior’s signature is his intense focus on the details of business fundamentals and execution. Under his leadership since 2004, the Intelligence, Security and Technology Group experienced considerable growth, while consistently improving revenue and profitability per employee.

Before joining SAIC, Prior was chief executive officer for LightPointe Communications, where he previously held the position of chief financial officer. Prior has also served as president and chief operating officer for San Diego-based High Technology Solutions, as well as chief administrative officer for the County of San Diego, Calif. — the nation’s fourth largest — where he led a financial turnaround that earned him an induction into the San Diego County Taxpayers Association Hall of Fame.

In addition, Prior has held various executive positions with TRW, both as a general manager and vice president of Business Development. Earlier in his career, Prior worked in Washington, D.C., as a professional staff member on the Permanent Select Committee on Intelligence and was an intelligence officer in the U.S. Marine Corps.

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $8.3 billion for its fiscal year ended January 31, 2007.

SAIC: FROM SCIENCE TO SOLUTIONS®

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2007, and such other filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Connie Custer, McLean 703/676-6533 custerc@saic.com	Melissa Koskovich, McLean 703/676-6762 koskovichm@saic.com